Exhibit (a)(11)

Exchange Offer for

7 1/4% Convertible Subordinated Debentures due October 31, 2005,
6 3/8% Convertible Subordinated Debentures due January 31, 2004, and
6% Convertible Subordinated Debentures due June 10, 2002 in registered form in Exchange for

13 3/8% Convertible Senior Subordinated Notes due December 31, 2003

and the Sale of up to $25,000,000 of 13 3/8% Convertible Senior Subordinated Notes
due December 31, 2003 for Cash

Which Will be Registered Under
the Securities Act of 1933, as Amended,
Prior to Closing

of

Coeur d’Alene Mines Corporation

To: Brokers, Dealers, Commercial Banks,
      Trust Companies and Other Nominees

      Coeur d’Alene Mines Corporation (the “Company”) is offering, upon and subject to the terms and conditions set forth in the Preliminary Prospectus, dated July 2, 2001 (the “Prospectus”), and the enclosed Letter of Transmittal (the “Letter of Transmittal”), to exchange its 13 3/8% Convertible Senior Subordinated Notes due December 31, 2003 for its outstanding 7 1/4% Convertible Subordinated Debentures due October 31, 2005, 6 3/8% Convertible Subordinated Debentures due January 31, 2004, and its 6% Convertible Subordinated Debentures due June 10, 2002, (together, the “Debentures”) (the “Exchange Offer”), as described in the Prospectus.

      We are requesting that you contact your clients for whom you hold Debentures regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Debentures registered in your name or in the name of your nominee, or who hold Debentures registered in their own names, we are enclosing the following documents:

      1. Prospectus;

      2. The Letter of Transmittal for your use and for the information of your clients;

      3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis;

      4. A form of letter which may be sent to your clients for whose account you hold Debentures registered in your name or the name of your nominee, with space provided for obtaining such clients’ instruction with regard to the Exchange Offer;

      5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

      6. Return envelopes addressed to The Bank of New York, the Exchange Agent for the Exchange Offer.

      Your prompt action is requested. The Exchange Offer will expire at 5:00 P.M. New York City time

      (10:00 P.M. London Time) on July 27, 2001, unless extended by the Company (the “Expiration Date”). Debentures tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.

      To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), or an electronic confirmation pursuant to the Depository Trust Company’s ATOP system, with any required signature guarantees and any other required documents, should be sent to the Exchange Agent all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

      Please note that the Depository Trust Company’s ATOP system cannot accommodate indications of interest in purchasing additional Exchange Notes in the Cash Offer. Accordingly, if a registered holder of Debentures wishes to purchase additional Exchange Notes, the Letter of Transmittal should be sent to the Exchange Agent with the holder’s interest indicated in the appropriate space.

      If a registered holder of Debentures desires to tender, but the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under “The Exchange Offer-Guaranteed delivery procedures.”

      The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Debentures held by them as nominee or in a fiduciary capacity. The Company will pay or cause to be paid all stock transfer taxes applicable to the exchange of Debentures pursuant to the Exchange Offer, except as set forth in Instruction 5 of the Letter of Transmittal.

      No “soliciting dealer,” as that term is defined in the Prospectus under “The Exchange Offer—Payment of solicitation fee,” is required to make any recommendation to holders of Debentures as to whether to tender or refrain from tendering in the Exchange Offer, and the Company has not authorized anyone to make any such recommendation. No assumption is made, in making payment to any soliciting dealer, that its activities in connection with the Exchange Offer included any activities other than forwarding to clients material relating to the Exchange Offer, including the Prospectus and the related Letter of Transmittal, and tendering Debentures as directed by beneficial owners thereof, and, with respect to such dealer who engages in the activities enumerated above, the term “solicit,” as used in materials relating to the Exchange Offer, shall be deemed to mean no more than processing Debentures tendered or forwarding to clients materials regarding the Exchange Offer.

      Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to The Bank of New York, the Exchange Agent for the Exchange Offer, at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,

Coeur d’Alene Mines Corporation

      NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

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